EXHIBIT 4.4


                            [maxxZone.com letterhead]

                                 April 22, 2004

Victor Romero
20435 Via Habana
Yorba Linda, CA 92887

Dear Mr. Romero:

      This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated February 12, 2004, by and between maxZone.com, Inc., a Nevada corporation (the "Company"), and you (the "Agreement"). All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

      Section 6 of the Agreement is hereby amended so that the Company shall issue an additional three million, five hundred thousand (3,500,000) shares of common stock of the Company to Consultant for the performance of the Consulting Services to the Company.

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Sincerely,


                                            Roland Becker

ACKNOWLEDGED AND AGREED:




By:  _________________________________
     Victor Romero

Dated:  ________________________